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                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 001-08523

                             MSR EXPLORATION LTD.
                             --------------------
              (Exact name of registrant as specified in its charter)

          1619 PENNSYLVANIA AVENUE, FORT WORTH, TEXAS 76104 (817) 332-9133
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             (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)

                         COMMON STOCK, 0.01 PAR VALUE
                         ----------------------------
           (Title of each class of securities for which a duty to
             file reports under section 13(a) or 15(d) remains)

                                     NONE
                                     ----
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
    Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
    Rule 12h-3(b)(1)(i)    [ ]

                   Approximate number of holders of record
                   as of the certification or notice date:
                                      0*
                                      --

*On March 4, 1999, at the effective time of the merger of MSR Exploration Ltd. ("Registrant"), with and into Quicksilver Resources Inc. ("Successor"), Registrant was dissolved. In accordance with Rule 12g-4(b) under the Securities Exchange Act of 1934, as amended, this certification on Form 15 is filed by Successor.

    Pursuant to the requirements of the Securities Exchange Act of 1934 Quicksilver Resources Inc. as successor to Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 15, 1999               By:   /s/ Glenn Darden
                                           ---------------------------------
                                           Glenn Darden, President and Chief
                                           Operating Officer
                                           Quicksilver Resources Inc. (as
                                           Successor to MSR Exploration Ltd.)